Exhibit 99.2(k)(6)

EXECUTION VERSION

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement (“Agreement”) dated and effective as of October 19, 2010, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”), Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company (the “Feeder Fund”) and Ironwood Institutional Multi-Strategy Fund LLC, a Delaware limited liability company (the “Master Fund” and, collectively with the Feeder Fund, the “Funds”).

WHEREAS, each Fund is a closed-end, non-diversified management investment company, and is registered under the U.S. Securities and Exchange Commission (“SEC”), has registered units of limited liability company interests (“Units”) with the SEC by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), and is governed by an amended and restated limited liability company agreement (a “Limited Liability Company Agreement”);

WHEREAS, each Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1
Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s authorized and issued Units, dividend disbursing agent, and agent in connection with certain other services provided to members (“Members”) of such Fund and set out in such Fund’s Prospectus and Statement of Additional Information (collectively, the “Prospectus”).

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between each Fund and the Transfer Agent, the Transfer Agent shall:

(i)	receive orders for the purchase of Units from such Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of such Fund (the “Custodian”);

(ii)	pursuant to such purchase orders, issue the appropriate number of Units and book such Unit issuance to the appropriate Member account;

(iii)	process tender offers for the repurchase of Units;

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(iv)	receive redemption requests and redemption directions from each Fund and deliver the appropriate documentation thereof to the Custodian;

(v)
with respect to the transactions in items (i) and (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by each Fund who shall thereby be deemed to be acting on behalf of such Fund;

(vi)
at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Fund or the Members who have tendered Units for repurchase;

(vii)	process transfer of Units of a Fund by the registered owners thereof upon receipt of proper instruction and approval by such Fund;

(viii)	process and transmit payments for any dividends or distributions declared by each Fund;

(ix)
record the issuance of Units of each Fund and maintain a record of the total number of Units of each Fund which are authorized, based upon data provided to it by each such Fund, and issued and outstanding; and provide each Fund on a regular basis with the total number of Units of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Units, to monitor the issuance of such Units to determine if there are authorized Units available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Units, which functions shall be the sole responsibility of the relevant Fund; and

(x)
implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s Members, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

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1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)
Other Customary Services.  Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to:  maintaining Member accounts, mailing Member reports and Prospectuses to current Members, maintaining on behalf of each Fund such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to distributions by federal authorities for all Members, preparing and mailing confirmation forms and statements of account to Members for all purchases of Units and other confirmable transactions in Member accounts, preparing and mailing activity statements for Members, and providing Member account information.

(ii)
State Transaction (“Blue Sky”) Reporting.  If applicable, each Fund shall be solely responsible for its “blue sky” compliance and state registration requirements.  The Transfer Agent’s responsibility for state transaction reporting, if any, is solely limited to providing a third-party vendor with the total number of Units sold in each State.

(iii)
Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”).  If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and withdrawal of Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between each Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(iv)
The Transfer Agent shall perform such other services for each Fund as are mutually agreed to by the Transfer Agent and such Fund from time to time, for which the relevant Fund will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

(v)	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

1.4
Authorized Persons.  Each Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by such Fund and as may be amended from time to time, in receiving

EXECUTION VERSION

instructions to issue Units or pay repurchase proceeds in connection with the periodic tender offers of such Fund.  Each Fund agrees and covenants for itself and each such authorized person that any order, tender, sale or transfer of, or transaction in the Units received by such Fund after a subscription date noted in such Fund’s Registration Statement shall be effectuated at the net asset value determined on the next applicable subscription date or as otherwise required pursuant to the applicable Fund’s Prospectus, and such Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5
Anti-Money Laundering and Client Screening.  With respect to each Fund’s offering and sale of Units at any time, and for all subsequent transfers of such interests, each Fund or its delegate shall, directly or indirectly and to the extent required by law:  (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Units shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations.  In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, each Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6
Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on a Fund, the Units, a Member or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of each Fund to notify the Transfer Agent of the obligations imposed on each Fund, the Units, a Member or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2. FEES AND EXPENSES

2.1
Fee Schedule.  For the performance by the Transfer Agent of services provided pursuant to this Agreement, each Fund agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule approved by the parties hereto (the “Fee Schedule”).  Such fees and any reasonable out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time,

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subject to mutual written agreement between the relevant Fund and the Transfer Agent.  In the event that an entity is to become a party to this Agreement as a result of an acquisition or merger by a Fund, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such entity.

2.2
Out of Pocket Expenses.  In addition to the fees paid under Section 2.1 above, each Fund agrees to reimburse the Transfer Agent for the Transfer Agent’s reasonable out-of-pocket expenses incurred by the Transfer Agent in connection with the performance of its duties under this Agreement with respect to such Fund, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the Fee Schedule.  In the event that out-of-pocket expenses are anticipated to be incurred outside of the ordinary course of business, the Transfer Agent shall consult with the Fund prior to incurring such costs.  In addition, any other expenses incurred by the Transfer Agent at the request of a Fund will be reimbursed by such Fund.

2.3
Invoices.  Each Fund agrees to pay all fees and out of pocket expenses due hereunder within thirty (30) days following the receipt of the respective invoice.  Postage for mailings to Members shall be advanced to the Transfer Agent by the relevant Fund with respect to its Members at least seven (7) Business Days (as defined below) prior to the mailing date of such materials.

For purposes of this Agreement, “Business Day” means any day, excluding Saturdays and Sundays, on which the New York Stock Exchange and commercial banks are open for business.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to each Fund that:

3.1	It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.3	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5
It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

EXECUTION VERSION

4.	REPRESENTATIONS AND WARRANTIES OF EACH FUND

Each Fund represents and warrants to the Transfer Agent that:

4.1	Such Fund is a limited liability company, duly organized, existing and in good standing under the laws of the State of Delaware.

4.2	Such Fund has the requisite power and authority under applicable laws and by its Limited Liability Company Agreement to enter into, perform and receive services pursuant to this Agreement.

4.3	All requisite proceedings have been taken to authorize such Fund to enter into, perform and receive services pursuant to this Agreement.

4.4	All appropriate state securities law filings have been made and will continue to be made, with respect to all Units of such Fund being offered for sale.

4.5	No legal or administrative proceedings have been instituted or threatened which would impair such Fund’s ability to perform its duties and obligations under this Agreement.

4.6	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of such Fund or any law or regulation applicable to it.

4.7	As of the close of business on the date of this Agreement, such Fund is authorized to issue units of limited liability company interest.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1
Each Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to such Fund by the Transfer Agent as part of such Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party.  In no event shall Proprietary Information be deemed Customer Information (as defined below) or the confidential information of a Fund.  Each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, each Fund agrees for itself and its officers and directors, and their agents, to:

(i)	use such programs and databases solely on such Fund’s, or its agents’ computers, or solely from equipment at the location(s) agreed to between

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such Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)
refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)
refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to each Fund’s, or its agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	access only to those authorized transactions agreed upon by such Fund and the Transfer Agent; and

(vi)
honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2
Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3
If a Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and each Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4
If the transactions available to a Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Units, Member information or other information, then in such event the

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Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.  The obligations of this Section shall survive any earlier termination of this Agreement for a period of three (3) years from such date of termination.

6.	WIRE TRANSFER OPERATING GUIDELINES

6.1
Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to the Custody Agreement between State Street and each Fund and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with a Fund’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next Business Day.

6.2
Security Procedure.  Each Fund acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by such Fund from security procedures offered.  Each Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing.  A Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in each Fund’s authorized personnel.  The Transfer Agent shall verify the authenticity of all instructions received from such Fund according to the Security Procedure.

6.3
Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4
Rejection.  The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith is unable to satisfy itself that the transaction has been properly authorized.

EXECUTION VERSION

6.5
Cancellation Amendment.  The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6
Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7
Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8
ACH Credit Entries/Provisional Payments.  When a Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, each Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Fund in connection with such entry, and the party making payment to such Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9
Confirmation.  Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back.  Each Fund must report any objections to the execution of an order within thirty (30) calendar days.

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, bad faith, or willful misconduct or that of its directors, officers, employees or agents.  The parties agree that any encoding or payment processing errors shall be

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governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.  Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.  In no event shall the Transfer Agent be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1
The Transfer Agent shall not be responsible for, and each Fund, severally and not jointly, shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)
all actions of the Transfer Agent or its directors, officers, employees, agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	the breach of any representation, warranty or covenant of such Fund hereunder;

(iii)	such Fund’s lack of good faith, gross negligence or willful misconduct;

(iv)
reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, unit certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by such Fund, and which have been prepared, maintained or performed by such Fund or any other person or firm authorized by the Fund in writing to the Transfer Agent, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of such Fund, such Fund’s investment manager, or any person authorized by the Fund in writing to the Transfer Agent as such Fund’s agents or subcontractors, or any of their respective officers, directors or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document,

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reasonably believed by it to be genuine and to have been signed by a properly authorized person or persons;

(v)
the offer or sale of Units of such Fund in violation of any requirement under the federal or state securities laws or regulations requiring that such Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Units;

(vi)
the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, such Fund’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of data of such Fund or its Members through the NSCC clearing systems, if applicable; and

(viii)
any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2
At any time the Transfer Agent may apply to any officer or director of a Fund for instructions, and may, at Transfer Agent’s reasonable discretion, consult with its own legal counsel or outside counsel for a Fund (in the case of outside counsel for a Fund, with the Fund’s knowledge) at the expense of such Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by such Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of each Fund, reasonably believed by it to be genuine and to have been signed by a properly authorized person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by each Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from a Fund.

8.3
In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall notify such Fund of such assertion, and shall keep such Fund advised with respect to all material developments concerning such claim.  Each such Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in

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its own name.  The Transfer Agent shall in no case confess any claim or make any compromise in any case in which a Fund may be required to indemnify the Transfer Agent except with such Fund’s prior written consent, which shall not be unreasonably withheld.

9.	ADDITIONAL COVENANTS OF EACH FUND AND THE TRANSFER AGENT

9.1	Each Fund shall promptly furnish to the Transfer Agent the following:

(i)
A certificate of the Secretary of such Fund certifying resolutions of the Board of Directors of such Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Limited Liability Company Agreement of such Fund and all amendments thereto.

(iii)	A copy of the Registration Statement, investor certification form and any other documents related to the placement or tender of Units.

9.2
The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of Unit certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3
Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the relevant Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to each Fund on and in accordance with such Fund’s request.

10.	CONFIDENTIALITY AND PRIVACY

10.1
The Transfer Agent and each Fund agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  No party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of

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confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section 10.1 shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.2
The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.	EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall remain in full force and effect for an initial term ending 1 year from the date hereof (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to a Fund, such Fund shall pay the Transfer Agent its compensation due from such Fund through the date of termination in accordance with the terms of this Agreement and shall reimburse the Transfer Agent for its costs, expenses and disbursements incurred in respect of such Fund through the date of such termination or in connection with such termination in accordance with the terms of this Agreement.

In the event of: (i) a Fund's termination of this Agreement for any reason other than as set forth in the immediately preceding  paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to a Fund (or its respective successor), such Fund shall pay the Transfer Agent its

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compensation due from such Fund through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent in the prior twelve month rolling period with respect to such Fund) in accordance with the terms of this Agreement and shall reimburse the Transfer Agent for its costs, expenses and disbursements incurred in respect of such Fund through the date of such termination or in connection with such termination.  Upon termination, the Transfer Agent will deliver such Fund’s records in accordance with Section 9.3 of this Agreement and the fund will immediately effect payment of any payments of reimbursement due to the Transfer Agent.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as a merger of a Fund into, or the consolidation of a Fund with another entity, the sale by a Fund of all or substantially all of its assets to another entity, or the liquidation or dissolution of a Fund and distribution of such Fund’s assets, in each case where the Transfer Agent is retained to continue providing services to such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by a party without the written consent of the other parties.

12.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and each Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and each Fund.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and either Fund.  Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of a Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate duly registered as a transfer agent or (iv) other affiliated or unaffiliated third party duly registered as a transfer agent pursuant to Section

EXECUTION VERSION

17A(c)(2); provided, however, that the Transfer Agent shall remain liable to each Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2
Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

14.3
Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4
Survival.  All provisions of this Agreement regarding (a) indemnification, warranty, liability, and limits thereon shall survive the termination of this Agreement; (b) confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement for a period of three (3) years following the date of termination.

14.5
Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.6
Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.7
Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

14.8
Merger of Agreement.  This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

EXECUTION VERSION

14.9	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

14.10
Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.11
Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)           If to Transfer Agent, to:

 State Street Bank and Trust Company
200 Clarendon Street, 16th Floor
Boston, Massachusetts 02116
Attention: Sheila McClorey, Transfer Agent Vice President
Telephone: (617) 937-6912
Facsimile: (617) 937-8139

With a copy to: State Street Bank and Trust Company 2 Avenue de Lafayette, 2nd Floor (LCC/2) Boston, MA 02206-5049 Attn: Mary Moran Zeven, Esq. Telephone: (617) 662-1783 Facsimile: (617) 662-2702

(b)	If to a Fund, to:

c/o Ironwood Capital Management Corporation One Market Plaza, Steuart Tower, Suite 2500 San Francisco, California 94105 Attention: Alison Sanger Telephone: (415) 777-1520 Telecopy: (415) 777-2600

[Remainder of Page Intentionally Left Blank]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

IRONWOOD MULTI-STRATEGY FUND LLC

By:	/s/Jonathan Gans
Name:	Jonathan Gans
Title:	President and Chief Executive Officer

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:	/s/Jonathan Gans
Name:	Jonathan Gans
Title:	President and Chief Executive Officer

EXECUTION VERSION

SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of October 19, 2010, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”), Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company (the “Feeder Fund”) and Ironwood Institutional Multi-Strategy Fund LLC, a Delaware limited liability company (the “Master Fund” and, collectively with the Feeder Fund, the “Fund”), which may be amended from time to time, is hereby supplemented as of October 19, 2010 in the manner set forth below (the “Supplement”):

WHEREAS, the USA PATRIOT Act of 2001, and the regulations and rules promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, each Fund has developed and implemented written anti-money laundering policies (such “Fund’s AML Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS each Fund’s AML Program incorporates customer identification procedures (“CIP”) and Office of Foreign Asset Control (“OFAC”) compliance and is reasonably designed to satisfy the relevant requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, each Fund is permitted under applicable law and regulation to delegate certain aspects of its AML obligations to a suitable third-party service provider;

WHEREAS, each Fund desires to delegate to State Street Bank and Trust Company (for purposes of this Supplement, the “Bank”) the performance of certain AML functions (the “Delegated Functions”) and the Bank desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1. Duties:

EXECUTION VERSION

1.1
Duties of the Fund.  Each Fund or its agent shall provide notice to such Fund’s prospective investors that information is being requested to verify their identity in order to combat money laundering and terrorist financing

1.2	Functions Delegated to the Bank. The Bank, as an agent of each Fund, shall perform the following functions:

(a) Information Collection.  The Bank shall obtain identifying information from such Fund’s investors (with respect to each Fund, each investor in such Fund being a “Fund Investor”), under applicable laws and regulations, which includes, at a minimum: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/ International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities

(b) OFAC Compliance.  The Bank shall screen the name and address information of new and existing Fund Investors against lists of known or suspected terrorists or terrorist organizations made available to the Bank in accordance with the Bank’s AML Program and all U.S. federal government directives related to such lists.  These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals.  Such screening shall occur in accordance with the Bank’s AML Procedures  In the event that a new or existing Fund Investor matches a name contained on the OFAC list and the Bank cannot resolve such match in accordance with the Bank’s AML Procedures the Bank shall not accept such Fund Investor’s subscription or shall freeze such Fund Investor’s subscription funds unless directed otherwise by a U.S. federal government agency and will promptly inform the relevant Fund’s Designated Contact (as defined below) of the foregoing circumstances who shall take such other action as may be required by applicable law or regulation. In the event that a new or existing Fund Investor matches a name contained on lists other than the OFAC list and the Bank cannot resolve such match in accordance with the Bank’s AML Procedures, the Bank shall inform the relevant Fund’s Designated Contact of the foregoing circumstances who shall instruct the Bank on the actions they wish the Bank to take which may include no action, accepting the Fund Investor’s subscription funds and rating the account as higher risk, not accepting such Fund Investor’s subscription, freezing or liquidating such Fund Investor’s subscription funds.   The Bank will take such action as it is required to take under applicable law.

EXECUTION VERSION

(c)   Identity Verification for Fund Investors.  The Transfer Agent shall be responsible for verifying the CIP information of any prospective Fund Investor as recorded on the Transfer Agent’s record keeping systems.  To the extent the Transfer Agent’s CIP Procedures requires documentary identity verification for any Fund Investor, such as government-issued identification cards, passports, utility bills or organizational documents, the Transfer Agent shall ensure that such information or documentation is requested.  In the event that insufficient information or documentation is provided by the prospective Fund Investor, the Transfer Agent shall promptly contact the relevant Fund’s Designated Contact to seek further instructions.

(c)           Transaction Monitoring and Suspicious Activity Reporting.  The Bank shall maintain internal control procedures to monitor transactions in Fund Investor accounts using a risk-based approach.  The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious.  Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall take the necessary action under the Bank’s AML Program.  The Bank’s AML Compliance Officer, will determine whether information related to the activity in question may be shared with the relevant Fund’s Designated Contact.  The Bank’s AML Officer will determine whether it is appropriate to file a SAR on behalf of the Bank.

(d)           Recordkeeping.  The Bank will create and retain the records required by its AML Procedures and document the performance of the Delegated Functions in accordance with, and for the periods required by, applicable U.S. law or regulation.

2.	Certifications.

2.1	The Bank shall certify to each Fund, on an annual basis and in such form as the Bank and such Fund may mutually agree upon, that:

(a)           the Bank has established procedures which are reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b)           the Bank has designated an individual or individuals responsible for implementing and monitoring these Procedures;

(c)           the Bank has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Procedures;

EXECUTION VERSION

(d)           the Bank provides for periodic, but at a minimum annual, independent testing of its AML Program;

(e)           the Bank has performed the functions it has agreed to perform pursuant to this Agreement.

2.2	Upon request, which generally will not exceed more than once annually, each Fund shall certify to the Bank in such form as the Bank and such Fund may mutually agree upon, that:

(a)           such Fund understands that the Bank’s AML Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act; and

(b)           such Fund and its Directors agree that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the Bank’s AML Procedures.

3.           Consent to Examination

3.01
Upon reasonable request, the Bank will provide to the fullest extent permitted by U.S. law, each Fund or its authorized agents with reasonable access to information obtained and held with respect to Fund Investors or to satisfy themselves of the suitability of the Bank to act as their delegate and reliability of the Bank's systems and procedures to ensure compliance with applicable U.S. anti-money laundering regulations.  Each Fund will reimburse the Bank for reasonable expenses actually incurred by the Bank in respect of such Fund in providing such access.

3.02
Each party further understands and acknowledges that the records maintained under the Bank’s AML Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of each Fund’s Delegated Functions.

3.03
In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the Delegated Functions may be subject, from time to time, to examination and/or inspection by such Fund’s regulatory authorities.  For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available during normal business hours, all required records and information concerning the Delegated Functions that the Bank performs under this agreement for review by such regulatory authorities.  Each Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after such Fund is notified.

EXECUTION VERSION

4.           No Delegation of Anti-Money Laundering Responsibility

4.01
Each Fund and the Bank understand and agree that, notwithstanding the ability of such Fund to delegate the Delegated Functions to the Bank, such Fund shall be ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

4.02
Each Fund and the Bank understand and agree that, notwithstanding the Bank’s agreement to perform the Delegated Functions, (i) the Bank will only be responsible for performing the Delegated Functions and (ii) the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering obligations.

5.           Miscellaneous

5.1
This Supplement to the Transfer Agency and Service Agreement (the “Supplement”) supersedes in its entirety Section 1.5 (“Anti-Money Laundering and Client Screening”) of the Agreement.  In all other regards, the terms and provisions of the Transfer Agency and Service Agreement between the parties hereto shall continue to apply with full force and effect.

5.2
Any party may terminate this Supplement upon sixty (60) days’ written notice to the other.  Further, this Supplement will terminate automatically upon any termination of said Transfer Agency and Service Agreement.

5.3
The parties acknowledge that the obligations of each Fund hereunder are several and not joint, that neither Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

5.4	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

[Remainder of Page Intentionally Left Blank.]

EXECUTION VERSION

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

IRONWOOD MULTI-STRATEGY FUND LLC

By:	/s/Jonathan Gans
Name:	Jonathan Gans
Title:	President and Chief Executive Officer

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:	/s/Jonathan Gans
Name:	Jonathan Gans
Title:	President and Chief Executive Officer

IRONWOOD MULTI-STRATEGY FUND LLC

By:           /s/Jonathan Gans
Name:      Jonathan Gans
Title:        President and Chief Executive Officer

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:           /s/Jonathan Gans
Name:      Jonathan Gans
Title:        President and Chief Executive Officer